EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of March 1, 2006, by and between AeroGrow International, Inc., a Nevada corporation (the “Company”), and Mitchell B. Rubin (“Employee”).

In consideration of the promises and conditions contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company effective as of the date of this Agreement (the “Commencement Date”), upon the terms and subject to the conditions hereinafter set forth.

Section 2. Duties. Employee shall serve as the Chief Financial Officer of the Company. Employee will perform the duties attendant to his executive position with the Company under the direction of the Chief Executive Officer and the Board of Directors of the Company. Employee will perform his duties faithfully and to the reasonable best of his ability and will devote his full business efforts and time to the Company and shall comply with all reasonable and lawful existing and future regulations applicable to senior management level employees of the Company and to the Company's business. During the Term, Employee shall devote his full business time, skill and energies to the business of the Company; provided, however, that Employee may, during the initial four (4) months from the Commencement Date devote a limited amount of time to other business activities, so long as (a) such activities are not competitive with the Company's business, (b) Executive’s so doing does not interfere with his performance of his duties to the Company and (c) such activities do not exceed 10 hours per week and are not conducted weekdays during the hours of 9:00am to 6:00pm. Further, on or before August 31, 2006, if this Agreement has not otherwise been terminated pursuant to Section 6 herein, Employee agrees to relocate to Boulder, Colorado area.

  Section 3. Term. Unless Employee's employment hereunder is terminated earlier pursuant to Section 6 of this Agreement, Employee's employment hereunder shall begin on March 1 and shall expire on the last day of the twenty fourth (24th) month (calculated from the first day of the month following execution of this agreement) (the initial “Contract Term”), provided that upon the expiration of the initial Contract Term, the Employee's employment hereunder shall continue for additional consecutive extension terms of one (1) year each until either party gives notice of termination to the other at least one hundred and eighty (180) days prior to end of the Contract Term. The initial Contract Term and any extension is referred to as the Contract Term.

 Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

(a) Base Salary. Beginning on the Commencement Date, Employee shall be entitled to receive a base salary of $200,000 per annum. Such Base salary shall be payable in periodic installments in accordance with the terms of the Company's regular payroll practices in effect from the time during the term of this Agreement and subject to applicable tax withholding., but in no event less frequently than once each month.

(b) Bonus. Employee shall receive an annual cash bonus in an amount not less than 1.5% of the EBITDA of the Company as determined by the Company’s annual financial statements and pro rated for any portion of such annual period covered under this Agreement. Such bonus shall be payable not later than one hundred and twenty (120) days after the end of the each of the Company’s fiscal years covered under this agreement. Employee acknowledges the foregoing may be modified by the Board of Directors subsequent to the initial Contract Term, however, in such event; the Bonus herein shall in no event be less favorable than that granted to the Company’s senior executives.

(c) Benefits. Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the Governance Committee of the Board with respect to programs calling for such approvals or grants and consistent with plan terms.

(d) Equity Compensation. Employee shall be entitled to participate in and receive benefits under the 2005 Equity Compensation Plan, and any successor plan providing for compensation in the form of stock, stock options and other equity-related compensation provided by the Company to its employees. The initial grant of the Stock Options to be granted to Employee pursuant to the Company’s 2005 Equity Compensation Plan shall not be less than 125,000 options to purchase the common stock of the Company at an exercise price of not greater than $5.00. The options shall; (i) vest pursuant to terms no less than a minimum of 50% of the amount of the grant per each twelve month period from the date of grant; (ii) shall not expire in less than five (5) years from the date of grant; (iii) shall be subject to other standard terms and conditions under the 2005 Equity Compensation Plan, and; (iv) shall have other terms and conditions no less favorable than that granted to other senior executives of the Company. Employee agrees that the foregoing options shall be subject to the lockup provisions as required by the Company’s investment bankers in conjunction with a private placement offering conducted during February, 2006.

Section 5. Expenses. It is acknowledged that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder within fifteen days from date Employee submits a request for such reimbursement. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

For a period not to exceed the initial six months of the Term, the Company will pay all reasonable living and travel expenses of Employee while Employee is in Boulder inclusive of weekly airfare, car rental, hotel (or furnished apartment) and food (not to exceed $25/day). In the event the Employee relocates to the Boulder area sooner than expiration of this initial six month period, which shall be defined as Employee purchasing or leasing a dwelling in the Boulder area larger than a one bedroom apartment, the Company’s obligation shall end. Company shall also pay all of Employee’s expenses related to such relocation up to a maximum of $12,000.

Section 6. Termination.

(a) For Cause by Company. The Company may terminate the Employee's employment under this Agreement at any time for Cause. “Cause” is defined as (i) a material act of dishonesty by Executive in connection with his responsibilities as an Employee, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv)  continued substantial violation of his employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed his duties.

(b) Without Cause by Company. The Company may terminate the Employee's employment under this Agreement at any time without Cause. If the Company breaches any term of this Agreement and fails to cure such breach within thirty (30) days of notice of such breach from the Employee, and if Employee terminates his employment with the Company within thirty (30) days after the period for the cure of the breach by the Company expires, the Company shall be deemed to have terminated the Employee's employment hereunder without Cause. Material breach, as defined herein shall include, without limitation, (a) any failure by the Company to comply with Section 4 hereof in any material way; (b) the relocation of the principal place where the Employee regularly performs services for the Company outside of the Denver, Colorado Metropolitan Area; (e) any misrepresentation by Company to any government or other violation of law. If the Company terminates the Employee’s employment in accordance with this paragraph, the Employee shall be entitled to; (i) continuation in payment of his Base Salary until the end of the sixth (6th ) month following termination, at the rate in effect immediately before the termination; (ii) the payment by the Company of medical benefits payable to employee until the end of the sixth (6th ) month following termination, and; (iii) the pro rata portion the bonus payable pursuant to Section 4(b) as determined by the EBITDA as of the nearest quarter end financial statements of the Company. The foregoing is provided that the Employee honors the restrictive covenants provided in this Agreement and executes a release of all claims arising from his employment by the Company, in such form as may then be used by the Company respecting termination of employees.

(c) Without Cause by Employee. The Employee may terminate the Employee's employment under this Agreement at any time after the initial Contract Term without Cause upon giving at least ninety (90) day’s advance written notice. If the Employee terminates the Employee’s employment in accordance with this paragraph, the Employee shall be entitled to continuation in payment of his Base Salary until the end of the month following said notice. Notwithstanding the foregoing, Employee may terminate the Employee's employment under this Agreement during the initial six (6) months of the Contract Term without cause upon giving at least sixty (60) day’s advance written notice.

(d) Change of Control.  Upon the occurrence of a Change of Control, Employee may, at Employee’s option, terminate Employee's employment under this Agreement after (90) ninety days of the occurrence of such Change of Control upon giving at least one hundred and eighty days (180) day’s advance written notice. For purposes of this Agreement, a "change of control" shall mean the appointment by the Board of Directors of a new Chief Executive Officer. If the Employee elects to terminate the Employee’s employment in accordance with this section such termination shall be deemed as a termination without cause by Employee pursuant to Section 6 (c) herein.

(e) Disability. If Employee becomes permanently and totally disabled, this Agreement shall be terminated. Employee shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determinable physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Upon termination due to disability, any portion of any of the Options granted to the Employee that is not then vested shall vest and all Options shall be exercisable by Employee until ninety (90) days after the termination. Nothing herein shall limit the entitlement of the Employee to any other rights or benefits then available to the Employee under any plan or program of the Company or under applicable law.

  (f) Death. If Employee dies during the Employment Term, the Employment shall be terminated on the last day of the calendar month of his death and any portion of any of the Options granted to the Employee that is not then vested shall become vested and all Options shall be exercisable by the designated beneficiary, as provided in Section 6.8 below, the estate or personal representative of Employee until ninety (90) days after death. This Section 4.9 will not limit the entitlement of the Employee's estate, personal representative or beneficiaries to any death or other benefits then available to the Employee under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Employee's benefit.

(e) Non-Renewal Is Not Termination. The notice by either party not to renew the Contract Term for another year is not a termination under this Agreement.

Section 7. Restrictive Covenants and Representations.

(a) Confidential Data. The Employee will hold in a fiduciary capacity and will not reveal, communicate or divulge during the period of his employment by the Company or thereafter, any information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company, which relates to the names of the customers, finances, technical data concerning products or services, or any other secret or confidential information, knowledge or data of the Company or of any firm owned by the Company, which was learned through or as a result of employment by the Company.

(b) Covenant Not to Compete. In consideration for his employment hereunder, during the term of this agreement, and for twenty-four (24) months after the termination of this agreement, whichever is later, the Employee shall not, within the United States, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm which is in the primary business of providing aeroponics products or businesses, or which is otherwise engaged in a business that is competitive with that conducted by the Company. Notwithstanding the foregoing, the Employee may invest in the securities of any corporation whose shares are listed on a national securities exchange or registered under the Securities Exchange Act of 1934.

(c) Ownership of Inventions. There shall become the exclusive property of the Company, its successors and assigns, every invention and improvement conceived, invented or developed by the Employee during the term of his employment hereunder relating to products or services to be manufactured, sold, used or in the process of development by the Company or by any parent or affiliate of the Company during such period of employment, or which may be sold or used in competition with any such product. Employee agrees to execute such assignments, instruments or other documents as the Company or its counsel may request to implement this paragraph.

(d) Non-Solicitation of Employees. The Employee and any entity controlled by him or with which he is associated (as the terms "control" and "associate" are defined in the Exchange Act) shall not, during the Contract Term and for a term of eighteen (18) months thereafter, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term "affiliate" is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person. (These acts are hereinafter referred to as the "prohibited acts of solicitation.")

(e) Return of Property. Upon termination of employment, and at the request of the Company, the Employee agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company. Upon termination, the Executive shall cease to use all such materials and information set forth under this Section 7(a).

(f) Representations. The Employee represents and warrants to the Company that he has full power and authority to enter into this Agreement and perform his duties hereunder, and that he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Employee from complying with the provisions of this Agreement and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement , whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound. Employee further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement. Company and the individual signing this Agreement on behalf of Company each represent and warrant that they each have full power and authority to enter into this Agreement, that there are no agreements whether oral or written, or legal requirements, that conflict with any provisions of this Agreement, and that the performance of this Agreement shall not result in a breach of, or constitute a material default, under, any such agreement or legal requirement.

Section 8. Indemnities

(a) Employee. Employee shall indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities which arise out of any breach of Employee's representations and warranties set forth in Section 7 (f) of this Agreement as determined in a court of law and made part of a final judgment after exhaustion of, or the time has lapsed for, any appeal thereof.

(b) Company. Company shall defend, indemnify and hold Employee harmless from and against any losses, claims, damages or liabilities which arise out of any: (a) action or inaction taken or not taken by him in the ordinary course of Company's business or as directed by the Chairman, CEO or the Board unless a court of law determines that Employee has breached the Employee's representations and warranties set forth in Section 7(f) of this Agreement as part of a final judgment after exhaustion of, or the time has lapsed for, any appeal thereof. The Company agrees to obtain and maintain Directors and Officers Liability Insurance during the Contract Term with coverage of not less than $1.5 million.

Section 9. General.

(a) Notices. Except as provided in Section 8(a) hereof, all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section ll(a):

If to Employer, to:

AeroGrow International, Inc.
900 28th Street, Suite 201
Boulder, Co 80303

  If to Employee, to:

Mitchell B Rubin
1513 Oberlin Ave
Thousand Oaks, California 91360

(b) Withholding; No Offset. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

(c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Section 7 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(g) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof

(h) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

(i) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of Employer. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee.

(j) Designation of Beneficiary. If the Employee shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

(k) Attorneys Fees. In any proceeding brought to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or when any provision hereof is validly asserted as a defense, the prevailing party will be entitled to receive from the other party all reasonable attorney's fees and costs in connection therewith.

(j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Nevada, without regard to its choice of law principles.

EXECUTED as of the date first above written.

AEROGROW INTERNATIONAL, INC.

By:	_____________________________________________________
Its:	______________________________________________

EMPLOYEE:

By: _____________________________________________________
Mitchell B. Rubin